Exhibit 99.1

Press Release

SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Financial Results for the Quarter Ended September 30, 2004

Woodland Hills, Calif. - (Business Wire) - November 2, 2004 - Optical Communication Products, Inc. (Nasdaq: OCPI) (the "Company"), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the fourth quarter and fiscal year ended September 30, 2004.

Revenue for the fourth quarter of fiscal 2004 was $13.2 million, a decrease of 7.9% compared with $14.3 million for the third quarter of fiscal 2004, and an increase of 26.2% compared with $10.4 million for the fourth quarter of fiscal 2003. The net loss for the fourth quarter of fiscal 2004 was $673,000, compared to net income of $1.0 million for the third quarter of fiscal 2004 and a net loss of $2.2 million for the fourth quarter of fiscal 2003. The net loss per diluted share for the fourth quarter of fiscal 2004 was $0.01 per share compared with net income per diluted share of $0.01 for the third quarter of fiscal 2004 and compared with a net loss per diluted share of $0.02 for the fourth quarter of fiscal 2003. The Company utilized approximately $816,000 of inventory in production that had previously been written down to zero during the fourth quarter of fiscal 2004.

Revenue for fiscal 2004 was $57.1 million, an increase of 47.0% from $38.9 million for fiscal 2003. The net loss for fiscal 2004 was $1.3 million, compared to a net loss of $10.2 million for fiscal 2003. The loss per diluted share for fiscal 2004 was $0.01 per share compared with a loss per diluted share of $0.09 for fiscal 2003. The Company utilized approximately $5.2 million of inventory in production during fiscal 2004 that had previously been written down to zero, compared to $3.7 million during fiscal 2003.

"We are pleased with the progress of our results in this fiscal year," said Dr. Muoi Van Tran, OCP's Chairman and CEO. "We achieved a year-over-year revenue increase of 47% in a still difficult market environment, while substantially narrowing our loss from $10.2 million in fiscal 2003 to $1.3 million in fiscal 2004. Furthermore, our cash position is even stronger now than at the end of fiscal 2003."

The current economic environment in the telecommunications industry continues to limit the Company's visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the first quarter ending December 31, 2004 is expected to be within the range of $12 million to $14 million.


About OCP


OCP designs, manufactures and sells a comprehensive line of fiber optic subsystems and modules for metropolitan, local and storage area networks. OCP's product lines include optical transceivers, transponders, transmitters and receivers. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.5% of OCP's outstanding capital stock as of September 30, 2004.


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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. On September 29, 2003, OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP's actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the strategic alternatives being evaluated will be implemented by OCP. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Susie Nemeti, CFO
(818) 251-7100
Optical Communication Products, Inc.